UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

Eastside Distilling, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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Providence, Rhode Island--(Newsfile Corp. - January 21, 2025) - Eastside Distilling, Inc. (NASDAQ: EAST) (“Eastside” or the “Company”), today announced that the Company has decided to postpone the Special Meeting of Stockholders, which was originally scheduled for 11:00 AM Eastern Time today, January 21, 2025.

The Company, exercising its authority under the Company’s bylaws and the proxies granted in connection with the Special Meeting, opted to delay the meeting to January 27, 2025 at 11:00 AM Eastern Time.

The Special Meeting can still be accessed virtually by visiting www.EAST.vote. You will need the 12-digit meeting control number that is printed on your proxy card to enter the Special Meeting. The record date for the Special Meeting remains December 19, 2024.

Stockholders who have previously submitted their proxies or otherwise voted and who do not want to change their vote need not take any action. Stockholders as of the record date can vote, even if they have subsequently sold their shares. Any stockholders who wish to change their vote and need assistance should contact Equity Stock Transfer at 877-407-3088 or proxy@equitystock.com. In connection with the postponement of the Special Meeting, the Company has extended the deadline of holders of the Company’s common stock to vote.

A full description of the proposals to be voted at the Special Meeting is provided in the Company’s Definitive Proxy Statement filed with the SEC on December 20, 2024, and may be accessed at www.sec.gov or from the Company without charge. The Company urges its investors, stockholders and other interested persons to read the definitive proxy statement as well as other documents filed with the SEC which contain important information about the Company. The definitive proxy statement was first mailed to stockholders on or about December 20, 2024.